Free Writing Prospectus dated December 9, 2005
Filed Pursuant to Rule 433
Registration No. 333-110560
To:  7 <GO> to view recipients information.
At: 12/9 13:06
IMPORTANT INFORMATION AND IRS CIRCULAR 230 NOTICE
This material has been prepared for information purposes to support the promotion or marketing of the transaction or matters addressed herein.
This is not a research report and was not prepared by the Morgan Stanley research department. It was prepared by Morgan Stanley sales, trading, banking or other non-research personnel. This material was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax laws. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
Past performance is not necessarily a guide to future performance.
Please see additional important information and qualifications at the end of this material.
STATEMENT REGARDING THIS FREE WRITING PROSPECTUS
The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov <outbind://300/www.sec.gov>.
Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.
IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS
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**PRICED** $1.6Bn DCMT 05-4
LEAD: MS(SOLE)
CL SIZE   M/S/F/   WAL EXP MAT  L/F   COUPON   $PRICE
A1 700.00 Aaa/AAA/AAA 5.00 12/15/10 6/18/13 1mL+6 100-00
A2 800.00 Aaa/AAA/AAA 7.00 12/17/12 6/16/15 1mL+9 100-00
B1 36.843 A2/A/A+            5.09 1/18/11 6/18/13/ 1mL+25 100-00
B2 42.106 A2/A/A+            7.08 1/15/13 6/16/15/ 1mL+33 100-00
** Settlement: 12/16/2005, flat
** First Payment: 1/17/06, distribution on the 15th of the month

This material was prepared by sales, trading banking or other non-research personnel of one of the following: Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International Limited, Morgan Limited, Morgan Stanley Japan Limited and/or Morgan Stanley Dean Witter Asia Limited (together with their affiliates, hereinafter “Morgan Stanley”). This material was not produced by a Morgan Stanley research analyst, although it may refer to a Morgan Stanley research analyst or research report. Unless otherwise indicated, these views (if any) are the author’s and may differ from those of the Morgan Stanley fixed income or equity research department or others in the firm.
This material may have been prepared by or in conjunction with Morgan Stanley trading desks that may deal as principal in or own or act as market maker or liquidity provider for the securities/instruments (for related derivatives) mentioned herein. The trading desk may have accumulated a position in the subject securities/instruments based on the information contained herein. Trading desk materials are not independent of the proprietary interests of Morgan Stanley, which may conflict with your interests. Morgan Stanley may also perform or seek to perform investment banking services for the issuers of the securities and instruments mentioned herein.
The information contained in this material is subject to change, completion or amendment from time to time, and the information in this material supersedes information in any other communication relating to the securities referred to in this material.
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Unless otherwise set forth in this material, any securities referred to in this material may not have been registered under the U.S. Securities Act of 1933, as amended, and, if not, may not be offered or sold absent on exemption therefrom. Recipients are required to comply with any legal or contractual restrictions on their purchase, holding, sale, exercise of rights or performance of obligations under any securities/instruments transaction.
The securities/instruments discussed in this material may not be suitable for all investors. This material has been prepared and issued by Morgan Stanley for distribution to market professionals and institutional investor clients only. Other recipients should seek independent investment advice prior to making any investment decision based on this material. This material does not provide individually tailored investment advice or offer tax, regulatory, accounting or legal advice. Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction. You should consider this material as only a single factor in making an investment decision.
Options are not for everyone. Before purchasing or writing options, investors should understand the nature and extent of their rights and obligations and be aware of the risks involved, including the risks pertaining to the business and financial condition of the issuer and the security/instrument. A secondary market may not exist for these securities. For Morgan Stanley customers who are purchasing or writing exchange-traded options, please review the publication ‘Characteristics and Risks of Standardized Options,’ which is available from your account representative.
The value of and income from investments may vary because of changes in interest rates, foreign exchange rates, default rates, prepayment rates, securities/instruments prices, market indexes, operational or financial conditions of companies or other factors. There may be time limitations on the exercise of options or other rights in securities/instruments transactions. Past performance is not necessarily a guide to future performance. Estimates of future performance are based on assumptions that may not be realized. Actual events may differ from those assumed and changes to any assumptions may have a material impact on any projections or estimates. Other events not taken into account may occur and may significantly affect the projections or estimates. Certain assumptions may have been made for modeling purposes only to simplify the presentation and/or calculation of any projections or estimates, and Morgan Stanley does not represent that any such assumptions will reflect actual future events. Accordingly, there can be no assurance that estimated returns or projections will be realized or that actual returns or performance results will not materially differ from those estimated herein. Some of the information contained in this document may be aggregated data of transactions in securities or other financial instruments executed by Morgan Stanley that has been compiled so as not to identify the underlying transactions of any particular customer.
Notwithstanding anything herein to the contrary, Morgan Stanley and each recipient hereof agree that they (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to the tax treatment and tax structure. For this purposes, “tax structure” is limited to facts relevant to the U.S. federal and state income tax treatment of the transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors.
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This material may not be sold or redistributed without the prior written consent of Morgan Stanley.

This is not research report and is not from MS Research but it may refer to a research analyst/research report. Please contact me for MS Research reports (plus important disclosures) or review the latest reports at https://secure <https://secure/>.ms.com. Unless otherwise indicated, the views expressed are the author’s and may differ from those of MS Research or others with-in Morgan Stanley. This material will not be updated, and we do not represent that it is accurate or complete. This is not an offer to buy or sell, or solicitation of an offer to buy or sell, the securities mentioned. MS may invest in or act as market maker for securities mentioned or may advise the issuers.

Nicole Limberg – Associate
Morgan Stanley | Fixed Income
1585 Broadway | Floor 02
New York, NY 10036
Phone: +1 212 761-2084
Fax: +1 212 507-2167
Nicole.Limberg@morganstanley.com
This is not an offer (or solicitation of an offer) to buy/sell the securities/instruments mentioned or an official confirmation. Morgan Stanley, may deal as principal in or own or act as market maker for securities/instruments mentioned or may advise the issuers. This is not research and is not from MS Research but it may refer to a research analyst/research report. Unless indicated, these views are the author’s and may differ from those of Morgan Stanley research or others in the Firm. We do not represent this is accurate or complete and we may not update this. Past performance is not indicative of future returns. For additional information, research reports and important disclosures, contact me or see https://secure.ms.com/servlet/cls. You should not use e-mail to request, authorize or effect the purchase or sale of any security or instrument, to send transfer instructions, or to effect any other transactions. We cannot guarantee that any such requests received via e-mail will be processed in a timely manner.
This communication is solely for the addressee(s) and may contain confidential information. We do not waive confidentiality by mistransmission. Contact me if you do not wish to receive these communications. In the UK, this communication is directed in the UK to those persons who are market counterparties or intermediate customers (as defined in the UK Financial Services Authority’s rules).

This is not research report and is not from MS Research but it may refer to a research analyst/research report. Please contact me for MS Research reports (plus important disclosures) or review the latest reports at https://secure.ms.com. Unless otherwise indicated, the views expressed are the author’s and may differ from those of MS Research or others with-in Morgan Stanley. This material will not be updated, and we do not represent that it is accurate or complete. This is not an offer to buy to sell, or solicitation of an offer to buy or sell, the securities mentioned. MS may invest in or act as market maker for securities mentioned or may advise the issuers.